Exhibit 99.1

February 13, 2017

Liberty Media Launches Process to Refinance Portion of Formula 1 Debt

Liberty Media Corporation (“Liberty Media”) (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) announced today that it intends to launch a process to refinance its $3,145 million term loan under the syndicated first lien facilities agreement executed by certain subsidiaries of Delta Topco Limited, the Liberty Media subsidiary which holds all of its interests in Formula 1, the iconic global motorsports business. The contemplated transaction will be net leverage neutral and the refinanced term loan will remain non-recourse to Liberty Media. Concurrent with the financing, the relevant subsidiaries of Delta Topco Limited intend to repay up to $300 million of the term loan under the first lien facilities agreement using excess cash on the balance sheet.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the proposed refinancing of certain subsidiary debt of Delta Topco, the repayment of up to $300 million of the term loan under the first lien facilities agreement and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to Liberty Media’s business which may affect the statements made in this press release.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (Nasdaq: LSXMA, LSXMB, LSXMK) include Liberty Media’s interest in SiriusXM. The businesses and assets attributed to the Braves Group (Nasdaq: BATRA, BATRK) include Liberty Media’s subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (Nasdaq: FWONA, FWONK) consist of all of Liberty Media’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including Formula 1, Liberty Media’s interest in Live Nation Entertainment, and minority equity investments in Time Warner Inc. and Viacom.

About Formula 1

Formula 1®, which began in 1950, is the world’s most prestigious motor racing competition and is the world’s most popular annual sporting series. In 2016 it was watched by 400 million unique television viewers from over 200 territories. The 2016 FIA Formula One World Championship(TM) ran from March to November and spanned 21 races in 21 countries across five continents. Formula One World Championship Limited is part of Formula 1, and holds the exclusive commercial rights to the FIA Formula One World Championship(TM).

Formula 1 is a subsidiary of Liberty Media Corporation (NASDAQ: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) attributed to the Formula One Group tracking stock.

For more information on Formula 1® visit www.formula1.com.

Liberty Media Corporation

Courtnee Chun, 720-875-5420